EXHIBIT 99.3

SPECIAL AMENDMENT TO THE
DELL FINANCIAL SERVICES 401(k) PLAN

     This Special Amendment to the Dell Financial Services 401(k) Plan (hereinafter referred to as “Plan”) is hereby executed and adopted on this 3rd day of December, 2001, by Dell Financial Services L.P. (hereinafter referred to as the “Employer”).

WITNESSETH

WHEREAS, the Employer has heretofore maintained and administered the Plan and related Trust, in a manner intended to ensure that the Plan continues to qualify under Code sections 401(a) and 501(a) of the Internal Revenue Code of 1986; and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”); and

WHEREAS, this amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder; and

WHEREAS, the attached Appendix A is incorporated herein by reference; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Employer hereby amends the Plan, effective as of the first day of the first Plan Year beginning after December 31, 2001, except as otherwise provided, as follows:

I.

LIMITATIONS ON CONTRIBUTIONS

Effective for Limitation Years beginning after December 31, 2001, Section 1.39 of the Plan is amended and restated as follows:

1.39. Maximum Permissible Amount means the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

(b) 100 percent of the Participant’s Compensation, within the meaning of section 415(c)(3) of the Code, for the Limitation Year.

The 415(c) Compensation limitation referred to in (b) above shall not apply to any contribution for medical benefits (within the meaning of Code section 401(h) or 419A(f)(2)) which are otherwise treated as an Annual Addition under Code section 415(l)(1) or 419A(d)(2).

If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount shall not exceed the defined contribution dollar limitation in (a) above, multiplied by the following fraction:

Number of Months in the Short Limitation Year
12

II.

INCREASE IN COMPENSATION LIMIT

Effective for Plan Years beginning on or after January 1, 2002, Section 1.11(a) of the Plan is amended and restated as follows:

(a) In general. Compensation has several different definitions in order to comply with the Code, and such definitions are set forth below. All definitions are subject to the following provisions:

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 2002, the annual Compensation, of each Employee, taken into account under the Plan shall not exceed the EGTRRA annual compensation limit. The EGTRRA annual compensation limit shall be $200,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Code section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the EGTRRA annual compensation limit shall be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

For Plan Years beginning on or after January 1, 2002, any reference in the Plan to the limitation under Code section 401(a)(17) shall mean the EGTRRA annual compensation limit set forth in this provision.

If Compensation for any prior determination period is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Compensation for that prior determination period shall be subject to the OBRA ‘93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 2002, the OBRA ‘93 annual compensation limit shall be $150,000.

(1) Annual Limitation. For Plan Years beginning prior to January 1, 2002, a Participant’s annual Compensation that may be taken into account for all purposes under this Plan shall not exceed the OBRA ‘93 annual compensation limit. The OBRA ‘93 annual compensation limit shall be $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Code section 401(a)(17)(B). Compensation in excess of the OBRA ‘93 limit shall be disregarded.

For Plan Years beginning prior to January 1, 1994, a Participant’s annual Compensation that may be taken into account for all purposes under this Plan is subject to the Annual Limitation. Annual Limitation means $200,000, as adjusted annually by the Commissioner. Compensation in excess of the Annual Limitation shall be disregarded.

Contributions allocated or benefits accrued under this Plan for Plan Years prior to January 1, 1989, are not subject to the Annual Limitation, except for Top-Heavy Plan Years. For Top-Heavy Plan Years prior to January 1, 1989, the Annual Limitation is $200,000.

(2) De minimis accrued Compensation. An Employer may include in all definitions of Compensation amounts earned but not paid in a year because of the timing of pay periods and pay days if these amounts are paid during the first few weeks of the next year, the amounts are included on a uniform and consistent basis with respect to all similarly situated employees, and no Compensation is included in more than one limitation period. No formal election is required to include the accrued Compensation permitted under this de minimis rule.

III.

MODIFICATION OF TOP-HEAVY RULES

Effective for Plan Years beginning after December 31, 2001:

Section 1.35 of the Plan is amended and restated as follows:

1.35. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1- percent owner of the Employer having annual Compensation of more than $150,000. For this purpose, annual Compensation means Compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

Article VIII Top-Heavy Plan, is amended and restated as Appendix A, which is attached hereto and incorporated by reference.

IV.

ROLLOVERS OF PLAN DISTRIBUTIONS

Effective for distributions made after December 31, 2001:

Section 7.21(b)(3) of the Plan is amended and restated as follows:

(3)  Eligible Retirement Plan means an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(b), an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or a qualified trust described in Code section 401(a), that accepts a Distributee’s Eligible Rollover Distribution.

Section 7.21(b)(4) of the Plan is amended and restated as follows:

(4)  Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of a Distributee, except that an Eligible Rollover Distribution does not include:

(i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of a Distributee or the joint lives (or joint life expectancies) of a Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more;

(ii) any distribution to the extent required under Code section 401(a)(9);

(iii) Effective January 1, 1999, any hardship distribution described in Code section 401(k)(2)(B)(i)(IV); and

(iv) any hardship distribution described in Code section 402(c)(4)(C).

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Nondeductible Employee Contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

V.

ROLLOVERS FROM OTHER PLANS

Effective January 1, 2002:

Section III. F. of the Adoption Agreement is amended by the addition of the following:

The Plan will not accept a rollover of an eligible rollover distribution from:

Nondeductible Employee Contributions from a qualified plan described in a section 403(a) of the Code.

Nondeductible Employee Contributions from a qualified plan described in a section 401(a) of the Code.

VI.

REPEAL OF MULTIPLE USE TEST

Effective for Plan Years beginning after December 31, 2001:

Section 3.10 of the Plan is amended by the addition of the following subsection (c):

(c)  The multiple use test described in Treasury Regulation section 1.401(m)-2 and Section 3.10 of the Plan shall not apply for Plan Years beginning after December 31, 2001.

VII.

     ELECTIVE DEFERRALS — CONTRIBUTION LIMITATION

Effective January 1, 2002:

Section 3.03(a) of the Plan is amended and restated as follows:

(a) In general. Each Plan Year, a Participant may elect to enter into a written Salary Deferral Agreement with the Employer which shall be applicable to a specified number of payroll periods within the Plan Year following the date of such agreement. The terms of any such Salary Deferral Agreement shall provide that the Participant agrees to accept a reduction in salary from the Employer equal to any whole percentage of his Compensation per payroll period, or a fixed dollar amount, or some combination thereof, not to exceed either: (1) the percentage specified in the Adoption Agreement for Salary Deferral Agreement for the Plan Year or (2) the dollar limit contained in Code section 402(g) in effect at the beginning of the calendar year. A Participant’s Salary Deferral Contributions for a calendar year under the Plan, plus the Participant’s elective contributions under all other plans, contracts and arrangements of the Employer, shall not exceed the limit imposed by Code section 402(g) for the taxable year beginning in such calendar year, except to the extent permitted under Section 3.17 of the Plan and section 414(v) of the Code, if applicable. In consideration of such agreement, the Employer shall make a Salary Deferral Contribution to the Participant’s Salary Deferral Account on behalf of the Participant for such Plan Year in an amount equal to the total amount by which the Participant’s Compensation from the Employer was reduced during the Plan Year pursuant to Salary Deferral Agreement.

VIII.

CATCH-UP CONTRIBUTIONS

Effective for contributions made after December 31, 2001:

Article I of the Plan, Definitions, is amended by the addition of the following Section 1.09(a):

1.09(a) Catch-up Contributions means contributions made by a Participant, who has attained age 50 before the close of the Plan Year, in accordance with, and subject to the limitations of, section 414(v) of the Code.

Article III of the Plan, Contributions, is amended by the addition of the following Section 3.17:

3.17 Catch-up Contributions. If elected by the Employer in the Adoption Agreement, all Participants who are eligible to make Salary Deferral contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-up Contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-up Contributions.

The following Section III. I. is added to the Adoption Agreement:

Section 3.17, Catch-up Contributions shall apply to contributions after December 31, 2001.

Section III. D. 2. of the Adoption Agreement is amended by the addition of the following sentence:

Catch-up Contributions will be disregarded for purposes of Matching Contributions, if any.

IX.

SUSPENSION PERIOD FOLLOWING HARDSHIP DISTRIBUTION

Effective January 1, 2002:

Section 7.11(e)(4) of the Plan is amended and restated as follows:

(4)  The Employer shall prohibit the Employee from making elective contributions and Employee contributions to the Plan and all other plans maintained by the Employer for 6 months after the receipt of the hardship withdrawal (however, this does not include any mandatory Employee contribution to a defined benefit plan, nor does it include an Employee’s contributions to a health or welfare benefit plan). A Participant who receives a distribution of elective deferrals in calendar year 2001 on account of hardship shall be prohibited from making elective deferrals and Employee contributions under this and all other plans of the Employer for 6 months after receipt of the distribution or until January 1, 2002, if later; and

X.

DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT

Effective January 1, 2002:

Section 1.61 of the Plan is deleted in its entirety. Any reference in the Adoption Agreement or Plan document to Section 1.61 or the term Separation from Service shall be replaced with a reference to Section 1.61 (a) or the term Severance from Employment, as appropriate.

Article I of the Plan, Definitions, is amended by the addition of the following Section 1.61(a), immediately following Section 1.61:

1.61(a). Severance from Employment means an Employee’s voluntary or involuntary termination of employment with the Employer and its Affiliates, and any Participating Employers and their Affiliates. Notwithstanding the above, a Severance from Employment shall not occur on the date of sale in the case of any Employee with respect to whom assets and liabilities attributable to his benefits under the Plan are transferred to a plan of the new employer regardless of whether it is a new plan or a pre-existing plan of the former employer. Moreover, no Severance from Employment shall be treated as having occurred for purposes of this Plan if the Employee is employed by an employer that, with respect to the Employer or any Participating Employer, is (1) a corporation which is a member of a controlled group of corporations with the Employer or any Participating Employer (within the meaning of Code section 414(b)), (2) a partnership, joint venture or other business organization (whether or not incorporated) which is under common control or is affiliated with the Employer or a Participating Employer (within the meaning of Code section 414(c)), or (3) any member of an affiliated service group within the meaning of Code section 414(m) of which the Employer or any Participating Employer is a member, or any other entity required to be aggregated with the Employer pursuant to Code section 414(o).

XI.

In all other respects the Plan is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Employer has caused this Special Amendment to be executed this 3rd day of December, 2001.

Dell Financial Services L.P.

By:	/s/ MICHAEL WATT

Title:	President

APPENDIX A
TOP HEAVY PLAN

This Appendix shall apply for purposes of determining whether the Plan is a Top-Heavy plan under section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This Appendix amends and restates Article VIII of the Plan in its entirety.

     8.01. Definitions. If the Plan is or becomes Top-Heavy in any Plan Year beginning after December 31, 2001, the provisions of this Appendix shall supersede any conflicting provisions in the Plan or Adoption Agreement.

(a) Determination Date means, with respect to any Plan Year, the last day of the preceding Plan Year, or, in the case of the first Plan Year, the last day of such Plan Year.

(b) Permissive Aggregation Group means that group of plans in a Required Aggregation Group, together with any plan or plans of the Employer not required to be included in the Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code sections 401(a)(4) and 410.

(c) Present Value of Accrued Benefits means the present discounted value of all Participants’ accrued benefits under all defined benefit plans maintained by the Employer, discounted using the interest and mortality rates specified in the Adoption Agreement, if applicable.

(d) Required Aggregation Group means that group of plans composed of each:

(1) plan of the Employer in which at least one Key Employee participates or participated at any time during the Determination Period (regardless of whether the plan is terminated), and

(2) any other qualified plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code section 401(a)(4) or 410.

(e) Top-Heavy Plan Year means a Plan Year commencing after December 31, 2001, in which the Plan is a Top-Heavy or a Super-Top-Heavy Plan.

(f) Top-Heavy Ratio means the following:

(1) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan which during the one-year (1) period ending on the Determination Date has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required Aggregation Group or the Permissive Aggregation Group (whichever is applicable) is a fraction, the numerator of which is the sum of the Total Balances of all Key Employees as of the Determination Date (including any part of any Account balance distributed in the one-year (1) period ending on the Determination Date, but excluding any Account balance due to unrelated Rollovers and/or Plan-to-Plan Transfers), and the denominator of which is the sum of all Total Balances (including any part of any Account balance distributed in the one-year (1) period ending on the Determination Date, provided that with respect to death benefits, the amount used for Top-Heavy testing is the amount determined as above immediately prior to a Participant’s death, including the cash value of life insurance policies, if any), both computed in accordance with Code section 416 and the regulations promulgated thereunder. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than Severance from Employment, death, or Disability, these provisions shall be applied by substituting “five-year (5) period” for “one-year (1) period.” Both the numerator and denominator of the Top-Heavy Ratio are adjusted to reflect any contribution which is due but unpaid as of the Determination Date, but which is required to be taken into account on that date under Code section 416 or the regulations promulgated thereunder.

(2) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more defined benefit plans which during the one-year (1) period ending on the Determination Date has or has had any accrued benefits, the Top-Heavy Ratio for any Required Aggregation Group or Permissive Aggregation Group (whichever is applicable) is a fraction, the numerator of which is the sum of Total Account Balances under the aggregated defined contribution plan or plans for all Key Employees determined in accordance with subsection (1) above (including any part of any Account balance distributed in the one-year (1) period ending on the Determination Date, but excluding any Account balance due to unrelated Rollovers and/or Plan-to-Plan Transfers), and the Present Value of Accrued Benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date, and the denominator of which is the sum of the Total Balances under the aggregated defined contribution plans for all Participants (including any part of any Account Balance distributed in the one-year (1) period ending on the Determination Date, but excluding any Account Balance due to unrelated Rollovers and/or Plan-to-Plan Transfers), and the Present Value of Accrued Benefits under the defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with Code section 416 and the regulations promulgated thereunder. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio shall include any distribution of an accrued benefit made in the one-year (1) period ending on the Determination Date. In the case of a distribution made for a reason other than Severance from Employment, death, or Disability, these provisions shall be applied by substituting “five-year (5) period” for “one-year (1) period.”

(3) For purposes of subsections (1) and (2) above, the values used for determining the Top-Heavy Ratio shall be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date except as provided in Code section 416 and the regulations promulgated thereunder for the first and second years of a defined benefit plan. The Account balances and accrued benefits of a Participant (A) who is not a Key Employee, but who was a Key Employee in a prior year, or (B) who has not been credited with at least one (1) Hour of Service with any Employer maintaining this Plan at any time during the one-year (1) period ending on the Determination Date shall be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account shall be made in accordance with Code section 416 and the regulations promulgated thereunder. Any amount attributable to accumulated deductible Employee contributions (as defined in Code section 72(o)(5)(A)) shall be disregarded for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of Account balances and accrued benefits shall be calculated with reference to the Determination Dates that fall within the same calendar year.

The accrued benefit of a Participant other than a Key Employee shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (B) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code section 411(b)(1)(C).

8.02. Determination of Top-Heavy and Super Top-Heavy Status.

(a) Top-Heavy Status. This Plan shall be a Top-Heavy Plan for any Plan Year commencing after December 31, 2001, if any of the following conditions exists:

(1) this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans and the Top-Heavy Ratio for this Plan exceeds 60%; or

(2) this Plan is a part of a Required Aggregation Group of Plans but not part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Required Aggregation Group of plans exceeds 60%; or

(3) this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans, and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(b) Super Top-Heavy Status. This Plan shall be a Super-Top-Heavy Plan for any Plan Year commencing after December 31, 2001, if, after first substituting the term 90% for the term 60% each time it appears in Section 8.02 (a), the Plan would meet the test for being a Top-Heavy Plan specified therein.

8.03. Special Vesting Requirements. For any Top-Heavy Plan Year, the vesting schedule shall provide for 100% vesting after three (3) Years of Service unless the vesting schedule in the Adoption Agreement provides for vesting on a schedule which is at least as rapid as required for Top-Heavy plans under Code section 416(b). The minimum vesting schedule applies to all benefits within the meaning of Code section 411(a)(7) except those attributable to Participant contributions (which shall be 100% vested at all times), including benefits accrued before the effective date of Code section 416 and benefits accrued before the Plan became a Top-Heavy Plan. Further, no reduction in vested benefits may occur in the event the Plan’s status as a Top-Heavy Plan changes for any Plan Year. However, this Section does not apply to the Employer Account balance of any Employee who does not have one Hour of Service after the Plan has initially become a Top-Heavy Plan; such Employee’s vested percentage in his Employer Account shall be determined without regard to this Section.

8.04. Special Minimum Allocation Requirements.

(a) In general. For any Top-Heavy Plan Year, except as otherwise provided in subsection (b) below, for purposes of the minimum Top-Heavy allocation, the Employer Contributions and Forfeitures allocated on behalf of any Participant who is not a Key Employee shall not be less than the lesser of three percent (3%) of such Participant’s 414(q) Compensation or (in the case where the Employer has no defined benefit plan which designates this Plan to satisfy Code section 401) the largest percentage of Employer Contributions and Forfeitures, as a percentage of the lesser of a Key Employee’s 414(q) Compensation, or Annual Limitation (adjusted pursuant to Code section 401(a)(17)), allocated on behalf of any Key Employee for such year.

The minimum allocation shall be determined without regard to any Social Security contributions. The minimum allocation required (to the extent required to be nonforfeitable under Section 8.03 and Code section 416(b)) shall not be forfeited under Code section 411(a)(3)(B) or 411(a)(3)(D). This minimum allocation shall be made even though, under other Plan provisions, a Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of:

(1) a Participant’s failure to complete a specified number of Hours of Service (if any, as set forth in the Adoption Agreement); or

(2) a Participant’s failure to make or authorize any Salary Deferral Contributions; or

(3) Compensation less than a stated amount.

A minimum Top-Heavy allocation, made on behalf of a Non-Key Employee shall be allocated to a Non-Key Participant’s Salary Deferral Account for each Plan Year in which the Plan is a Top-Heavy Plan. Salary Deferral Contributions, Matching Contributions and Discretionary Contributions (and any other Employer Contributions) to the Plan shall be combined to determine the largest contribution made or required to be made for Key Employees.

The preceding provisions of this Section 8.04 shall not apply to this Plan if, pursuant to the Adoption Agreement, this Plan enables a qualified defined benefit plan in the Required Aggregation Group of the Employer to meet the requirements of Code section 401(a)(4) or Code section 410.

(b) Special Rules.

(1) In determining a Non-Key Employee’s required minimum allocation, such a Non-Key Employee’s Salary Deferral Contributions for the Plan Year shall not be taken into account.

(2) The provisions in subsection (a) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year (unless otherwise specified in the Adoption Agreement).

(3) The provisions of subsection (a) shall not apply to any Participant to the extent such Participant is covered under any other qualified plan or plans (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of section 401(k)(12) of the Code and Matching Contributions with respect to which the requirements of section 401(m)(11) of the Code are met) of the Employer and the Employer has provided in the Adoption Agreement that the minimum allocation or benefit requirement applicable to Top-Heavy Plans shall be met in such other plan or plans.

(4) Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

8.05. Special Multiple Plan Rules.

(a) General rule. For any Top-Heavy Plan Year, the term “1.0” shall be substituted for the term “1.25” each time such term appears in the definition of defined benefit plan fraction and the definition of the defined contribution plan fraction as provided in Section 5.02.

(b) Employees participating in only the defined benefit plan. Employees participating in only the defined benefit plan shall receive the defined benefit minimum contribution required by Code section 416. Employees participating in only this Plan shall receive the minimum allocation required under Section 8.04.

(c) Employees participating in both plans. Employees participating in both this Plan and a defined benefit plan maintained by the Employer are not required to receive a minimum contribution under each plan. The Plan Administrator shall set forth which of the applicable provisions below shall override the other terms of the Plan, to the extent necessary to satisfy the requirements of Code section 415 and/or avoid duplication of the required aggregation of multiple plans.

(1) The Employer shall provide the minimum contribution solely under this Plan, and the minimum contribution must equal five percent (5%) of each Non-Key Employee’s 414(q) Compensation for each year with respect to which both plans are treated as Top-Heavy; or

(2) The Employer shall provide the minimum benefit under the defined benefit plan required by Code section 416 for each year with respect to which both plans are treated as Top-Heavy; or

(3) The Employer shall provide the minimum benefit by a floor offset approach (pursuant to Revenue Ruling 76-259, 1976-2 C. B. 111) under which the defined benefit minimum is provided in the defined benefit plan and is offset by the benefits provided under this Plan.

(4) The Plan Administrator shall prove, using a comparability analysis (pursuant to Revenue Ruling 81-202, 1981-2 C. B. 93) that the plans are providing benefits at least equal to the defined benefit minimum.

8.06. Change from Top-Heavy Plan to Non Top-Heavy Plan. In the event that the Plan becomes a Top-Heavy Plan, such change shall be treated as a Plan amendment which affects the vesting schedule. In the event that the Plan, thereafter, ceases to be a Top-Heavy Plan, the effect of again following the regular vesting schedule(s) (as specified in the Adoption Agreement) shall be treated as a Plan amendment which affects the vesting schedule, and shall be governed by the provisions of Section 6.04.

8.07 Safe Harbor Contribution Plan. The Top-Heavy requirements of section 416 of the Code and Sections 8.01 through 8.07 of the Plan shall not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of section 401(k)(12) of the Code and Matching Contributions with respect to which the requirements of section 401(m)(11) of the Code are met.